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EXHIBIT 10.19

SOVEREIGN BANCORP, INC.
SENIOR OFFICERS BONUS AWARD PROGRAM
(As Amended Effective February 18, 2004)

         1.     Definitions.

                  (a)      "Bank" means Sovereign Bank.

                  (b) "Board" means the board of directors of the Corporation.

                  (c) "Change in Control" has the same meaning as is ascribed to such term, as of the Effective Date, in the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan.

                  (d) "Committee" means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Program. Such term also includes the whole Board to the extent it takes action with respect to administrative or operational matters relating to the Program.

                  (e) "Common Stock" means the common stock (no par value) of the Corporation.

                  (f)      "Corporation" means Sovereign Bancorp, Inc.

                  (g)      "Effective Date" means September 18, 2002.

                  (h) "Fair Market Value" of a share of Common Stock on any given date means the closing sale price for such shares on that date as listed on the New York Stock Exchange (or any national securities exchange or quotation system on which the Common Stock is then listed or reported). If a closing sale price for the Common Stock for the given date is not listed or reported, or if there is none, the Fair Market Value shall be equal to the closing sale price on the nearest trading day preceding such date. Notwithstanding the foregoing, if, in the Committee's judgment, there are unusual circumstances or occurrences under which the otherwise determined Fair Market Value of the Common Stock does not represent the actual fair value thereof, then the Fair Market Value of such Common Stock shall be determined by the Committee on the basis of such prices or market quotations as it shall deem appropriate and fairly reflective of the then fair value of such Common Stock.

                  (i) "Participant" means a Senior Officer who is entitled to participate in the Program in accordance with the provisions of Sections 2 and 4 and who has not terminated as a Senior Officer. Notwithstanding the preceding sentence, a Participant who terminates as a Senior Officer after having earned an award, but before its payment, shall remain a Participant until payment is made.

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                  (j)      "Program" means the Sovereign Bancorp, Inc. Senior
                  Officers Bonus Award Program.

                  (k) "Senior Officer" means a member of the Office of the Chairman of Sovereign Bank.

         2. Participation. Each individual who is a Senior Officer on the Effective Date shall become a Participant in the Program on such date. Any individual who becomes a Senior Officer after December 31, 2003, may become a Participant subject to the provisions of Section 4.

         3.     Operative Terms of the Program.

                  (a) In the event the Corporation's cash earnings, determined on a consolidated and fully-diluted basis, for 2004 equal or exceed $1.70 per share, each Participant, who remains as a Senior Officer as of December 31, 2004, shall receive a cash award equal to the Fair Market Value of 10,000 shares of Common Stock.

                  (b) In the event the Corporation's cash earnings, determined on a consolidated and fully-diluted basis, for 2005 equal or exceed $1.95 per share, each Participant, who remains as a Senior Officer as of December 31, 2005, shall receive a cash award equal to the Fair Market Value of 15,000 shares of Common Stock.

                  (c) In the event the Corporation's cash earnings, determined on a consolidated and fully-diluted basis, for 2006 equal or exceed a per share amount established by the Committee prior to January 1, 2006, each Participant, who remains as a Senior Officer as of December 31, 2006, shall receive a cash award equal to the Fair Market Value of 15,000 shares of Common Stock.

                  (d) In the event the Corporation's cash earnings, determined on a consolidated and fully-diluted basis, for 2007 equal or exceed a per share amount established by the Committee prior to January 1, 2007, each Participant, who remains as a Senior Officer as of December 31, 2007, shall receive a cash award equal to the Fair Market Value of 15,000 shares of Common Stock.

                  (e) In the event the Corporation's cash earnings, determined on a consolidated and fully-diluted basis, for 2008 equal or exceed a per share amount established by the Committee prior to January 1, 2008, each Participant, who remains as a Senior Officer as of December 31, 2008, shall receive a cash award equal to the Fair Market Value of 15,000 shares of Common Stock.

                  (f) In addition to the target earnings per share objectives described above, an award shall not be considered earned with respect to a relevant year, nor shall it be paid, in the event the Corporation's "Tier 1 capital" is less than 5.5% as of the close of such year or the Bank's asset quality is worse than the average of the top 25 banks in the United States (by asset size), which banks have commercial loans making up at least 25% of their total loan portfolios. Notwithstanding the foregoing, if one or more of the financial objectives described in this section 3 are

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                  not achieved for a relevant year, the Committee, after review of all relevant facts and circumstances, may determine that an award (or any portion thereof) with respect to a relevant year is considered earned if such determination, in the judgment of the Committee, is reasonably consistent with the goals of the Program.

                  (g) All amounts payable pursuant to the preceding provisions of this section shall be distributed within 30 days following the filing by the Corporation of its Annual Report on Form 10-K for the relevant year in which an award is earned.

                  (h) All financial calculations required in connection with this Program shall be performed by, or under the supervision of, the Committee; provided, however, that the calculation of cash earnings shall, in any event, be consistent with any year-end or other public financial release, describing year-end cash earnings, made by the Corporation with respect to the relevant year. The determination of the value of an award hereunder shall be based upon the Fair Market Value of Common Stock as of the date determined by the Committee, provided, however, the determination of the value of an award made pursuant to Subsection (k) shall be based upon the Fair Market Value of Common Stock as of the date of the Change in Control.

                  (i) Except as otherwise provided herein, no award shall be payable to any Participant for a relevant year if he or she fails to remain as a Senior Officer, for any reason, through the end of such year.

                  (j) In the event of the occurrence of a stock split, stock dividend, reverse stock split, or similar event with respect to the Common Stock following the adoption of this Program and prior to a payment of an award earned with respect to any year, the amount payable with respect to any earned award shall be appropriately adjusted to take into account such occurrence.

                  (k) Notwithstanding the provisions of this section, an award earned hereunder with respect to a relevant year shall not be paid unless an award with respect to the same year has been earned under the terms of the Sovereign Bancorp, Inc. Non-Employee Directors Bonus Award Program.

                  (l) Notwithstanding the preceding provisions of this section, in the event of the occurrence of a Change in Control, all potential awards for any current or future fiscal year shall be deemed earned as of the date of such Change in Control and shall be payable to the Participants, who are serving as Senior Officers immediately prior thereto, within 30 days after such Change in Control.

         4. Future Participants. In the case of an individual who becomes a Senior Officer following December 31, 2003, the Committee may provide, in its sole discretion, for his or her participation in the Program. In the event the Committee provides for the participation of such an individual, it may establish such additional or modified conditions on his or her participation as it may deem equitable or appropriate under the circumstances.

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         5.       Administration. Except as otherwise provided herein, this
                  Program shall be interpreted and administered by the Committee. In furtherance of such authority, the Committee may prescribe such rules, regulations, forms, and procedures as it deems necessary or appropriate for the proper administration of the Program.

         6. Amendment. This Program may be amended at any time and from time to time by the Board; provided, however, that no such amendment may be made which adversely affects the then rights of a Participant under the Program without his or her consent; and provided further, that no amendment may be made solely by the Board that requires the additional approval of the Corporation's shareholders for tax, securities law, exchange listing requirement, or other purposes.

         7. Termination. This Program shall terminate upon the earliest to occur of the following: (i) the distribution of earned awards (if any) for the year 2008, (ii) the determination by the Committee that the specified goals for the year 2008 were not met, or (iii) the distribution of awards payable by reason of a Change in Control.

         8. Tax Withholding. Distribution of an award shall be subject to satisfaction by the Participant of any tax withholding requirements that may apply at the relevant time.

         9. Number. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.

         10. Headings. The headings of the several sections of this Program document have been inserted for convenience of reference only and shall not be used in the construction of the same.

         11. Applicable Law. Except to the extent pre-empted by federal law, this Program document shall be administered, construed and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

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